EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/Media Contact: Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES FIRST QUARTER RESULTS;
SALES INCREASE 9.1%

Danbury, CT., October 24, 2005 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) today reported sales and earnings for the first quarter ended September 30, 2005.

Net delivered sales for the first quarter ended September 30, 2005 increased 9.1% to $251.3 million from $230.3 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 11.8% to $158.4 million, while Wholesale sales increased 10.6% to $178.4 million during that same period. Comparable Ethan Allen store delivered sales increased 8.8% over the prior year quarter. During that same period, Retail division written sales increased 18.1% while comparable store written sales increased 15.4%

The Company previously announced, on September 7, 2005, the planned conversion of one of its existing manufacturing facilities into a regional distribution center. In connection with this announcement, the Company recorded a pre-tax restructuring and impairment charge of $4.2 million ($2.6 million, after-tax), or $0.08 per share, in the quarter ended September 30, 2005. In addition, on July 1, 2005, the Company was obligated to begin applying the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, which require compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. As a result, the Company recorded additional compensation expense totaling $1.2 million ($0.7 million, after-tax), or $0.02 per share, during the quarter ended September 30, 2005.

For the first quarter ended September 30, 2005, earnings per share, which includes the aforementioned pre-tax restructuring and impairment charge, amounted to $0.49 on net income of $17.1 million. This compares to earnings per share and net income of $0.51 and $18.8 million, respectively, in the prior year comparable period. Excluding the impact of the restructuring and impairment charge, earnings per share for the current quarter amounted to $0.57 on net income of $19.7 million. In the current quarter, operating income, which includes the aforementioned restructuring and impairment charge, decreased 8.9% to $28.2 million, or 11.2% of net sales, from $31.0 million, or 13.4% of net sales, in the prior year period. Excluding the restructuring and impairment charge, operating income increased 4.8% to $32.4 million, or 12.9% of net sales.

During the current quarter, the Company utilized $36.8 million of available cash from operations to repurchase 1,140,000 shares of its common stock in the open market. As of September 30, 2005, the Company had a remaining authorization to repurchase an additional 860,000 shares.

Farooq Kathwari, Chairman and CEO, commented: “We are pleased with our results for the quarter. Despite the challenges facing the economy and our industry, sales increased 9.1% and earnings per share, excluding the restructuring and impairment charge, increased 11.8%. We generated nearly $46 million of operating cash, returning approximately $42 million to our shareholders through the repurchase of stock and the payment of quarterly dividends.”

Mr. Kathwari continued: “We believe that the structural changes implemented during the past three years have provided us with an opportunity to improve upon all aspects of our operations. In that time, we have undertaken important initiatives to enhance our product offerings, our manufacturing, sourcing and logistics activities, our retail network, including both our stores and our people, and our marketing efforts. These activities will enable us to further differentiate Ethan Allen and better position the Company for future growth.”

Commenting on business trends Mr. Kathwari stated: “While order trends remain encouraging, written business has slowed from the levels noted during the past three months. In addition, we remain cautiously aware of the threat of further increases in the cost of fuel and raw materials and the impact such events could have on consumer spending and profitability. Still, at this time, we believe that the current analyst estimates for both the fiscal second quarter ended December 31, 2005 and the fiscal year ended June 30, 2006 are within reach.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 311 retail stores in the United States and abroad, of which 129 are Company-owned. Ethan Allen has 11 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Monday, October 24th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended
	9/30/05	9/30/04
Net Sales	$251.3	$230.3
Gross Margin	50.4%	47.9%
Operating Margin	11.2%	13.4%
Operating Margin (ex restructuring & impairment charge)	12.9%	13.4%
Net Income	$17.1	$18.8
Net Income (ex restructuring & impairment charge)	$19.7	$18.8

Operating Cash Flow	$45.6	$37.4
Capital Expenditures	$4.8	$7.5
Treasury Stock Repurchases (settlement date basis)	$36.8	$18.6

EBITDA	$33.4	$36.3
EBITDA as % of Net Sales	13.3%	15.8%
EBITDA (ex restructuring & impairment charge)	$37.6	$36.3
EBITDA as % of Net Sales (ex restructuring & impairment charge)	15.0%	15.8%

Selected Financial Data by Business Segment:

	Three Months Ended
Retail	9/30/05	9/30/04
Net Sales	$158.4	$141.7
Operating Margin	1.1%	2.1%

	Three Months Ended
Wholesale	9/30/05	9/30/04
Net Sales	$178.4	$161.3
Operating Margin	16.7%	17.5%
Operating Margin (ex restructuring & impairment charge)	19.1%	17.5%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2005	2004
Net sales	$251,314	$230,346
Cost of sales	124,774	119,964

Gross Profit	126,540	110,382
Operating Expenses:
Selling	52,095	43,196
General and administrative	42,010	36,398
Restructuring and impairment charges	4,241	(167)

Total operating expenses	98,346	79,427

Operating Income	28,194	30,955
Interest and other miscellaneous income (expense)	42	(55)
Interest and other related financing costs	428	149

Income before income tax expense	27,808	30,751
Income tax expense	10,678	11,993

Net Income	$17,130	$18,758

Basic earnings per share:
Net income per share	$0.50	$0.52

Basic weighted average shares outstanding	33,921	36,211
Diluted earnings per share:
Net income per share	$0.49	$0.51

Diluted weighted average shares outstanding	34,628	37,098

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2005	June 30, 2005
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$188,707	$3,448
Accounts receivable, net	26,358	28,019
Inventories	192,087	186,479
Prepaid expenses and other current assets	46,666	46,443

Total current assets	453,818	264,389
Property, plant, and equipment, net	271,540	275,211
Intangible assets, net	83,994	82,897
Other assets	7,577	5,889

Total Assets	$816,929	$628,386

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt
and capital lease obligations	$232	$240
Customer deposits	61,518	53,654
Accounts payable	37,150	19,352
Accrued expenses and other current liabilities	60,465	60,720

Total current liabilities	159,365	133,966
Long-term debt	202,656	12,270
Other long-term liabilities	12,296	12,445
Deferred income taxes	33,598	35,637

Total liabilities	407,915	194,318
Shareholders' equity	409,014	434,068

Total Liabilities and Shareholders' Equity	$816,929	$628,386